UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                       (Amendment No. ____)

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       240.14a-12

                     United Payors & United Providers, Inc.

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                (Name of Registrant as Specified In Its Charter)

                           Commission File # 0-209-05
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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
Contacts: Thomas L. Blair - Chairman and CEO
          Edward S. Civera - Co-CEO and President
          S. Joseph Bruno - Vice President and CFO

                              FOR IMMEDIATE RELEASE
                    UNITED PAYORS & UNITED PROVIDERS REPORTS
                   RECORD EARNINGS AND ANNOUNCES A MERGER WITH
                   BCE EMERGIS, A CANADIAN E-COMMERCE COMPANY

     ROCKVILLE, Maryland, February 7, 2000   United Payors & United Providers,
Inc. (NASDAQ: UPUP) announced today that revenue and net income for the fourth quarter of 1999 amounted to $29.5 million and $7.1 million, respectively, resulting in earnings per share of $0.36, which compares favorably to Wall Street analysts' estimates of $0.35. Revenue and earnings for the fourth quarter of 1999 reflected increases of 40% and 34%, respectively, over the comparable 1998 quarter. This is UP&UP's 14th consecutive quarter of earnings growth as a public company.
     For the full year 1999 compared to 1998, revenue increased 39% to $108.7 million, net income increased 32% to $25.9 million, and earnings per share increased 24% to $1.35 per share versus Wall Street estimates of $1.34 per share. UP&UP also completed 1999 with a strong balance sheet with over $45.5 million in working capital, exclusive of the Company's Bank operations, and $146.0 million in shareholders' equity.
     In a separate press release, BCE Emergis announced that it has entered into a definitive agreement to acquire 100% of UP&UP for $27 per share. The transaction is subject to regulatory and other approvals, UP&UP shareholder approval, and is anticipated to close in the second quarter of 2000. The per share price is to be paid in cash at closing. UP&UP's Board of Directors voted unanimously for the transaction and management and other major shareholders have agreed to vote their shares in favor of the transaction. J.P. Morgan has acted as advisor to UP&UP on this transaction and has given a fairness opinion to UP&UP's Board of Directors on this matter.
     BCE Emergis has been a leader in the processing and adjudication of health care transactions in Canada and its leading-edge electronic commerce solution will extend its expertise in Internet commerce to the UP&UP network.
     As a result of the transaction with BCE Emergis, UP&UP's Board of Directors has canceled the Company's stock repurchase program.
     SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE MERGER DESCRIBED IN THIS ANNOUNCEMENT. The Proxy Statement will be sent to the shareholders of UP&UP when it is available. It will contain important information which should be carefully considered before making a decision concerning the merger. Investors will be able to obtain the documents free of charge at the SEC website, www.sec.gov. Shareholders also can obtain copies of the Proxy Statement and other relevant documents free of charge from the Secretary of UP&UP at 2275 Research Boulevard, 6th Floor Rockville, Maryland, 20850, telephone (301) 548-1000. UP&UP, its directors, executive officers and certain other members of management may be soliciting proxies from shareholders in favor of the merger. Information concerning the participants in the solicitation is set forth in a Current Report on Form 8-K intended to be filed by UP&UP with the SEC on February 7, 2000.
     This press release may contain forward looking information. The forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward looking statements may be significantly impacted by the certain risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.